Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 19th day of April, 2021 (the “Effective Date”), by and among Seacoast National Bank (“Seacoast”), and _Juliette P. Kleffel_ ("Employee").

WHEREAS, Employee is an executive employee of Seacoast, and the expertise and experience of Employee in the financial institutions industry are valuable to Seacoast;

WHEREAS, Employee is a key employee with high-profile relationships with the community on behalf of Seacoast; has access to valuable confidential information and trade secrets regarding Seacoast and its banking customers; has substantial relationships with Seacoast customers; and through Employee’s employment at the bank has access to considerable goodwill associated with the Seacoast name and business relationships;

WHEREAS, Seacoast believes that it is in its best interests to retain Employee’s services to manage Seacoast and enhance its shareholder value;

WHEREAS, in addition, the Board of Directors of the Seacoast (the "Seacoast Board") has determined that it is essential and in the best interest of Seacoast to retain the services of Employee in the event of a threat or occurrence of a Change of Control (as hereinafter defined) and to ensure Employee's continued dedication and efforts in such event without undue concern for Employee's personal financial and employment security;

WHEREAS, in order to induce Employee to remain in the employ of Seacoast, Seacoast desires to enter into this Agreement with Employee to provide Employee with certain benefits in the event Employee's employment is terminated, including termination as a result of, or in connection with, a Change of Control; and

WHEREAS, in consideration for the benefits provided to Employee hereunder and as an inducement to Seacoast providing such benefits, Employee agrees that it is reasonable and fair to enter into certain restrictive covenants as hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Effective Date. This Agreement shall be deemed to be effective on the "Effective Date" set forth in the introductory paragraph above.

2.Term of Agreement. This Agreement shall commence on the Effective Date and shall end on the second (2nd) anniversary thereof (hereinafter referred to as the "Initial Term"), provided that the Initial Term shall be extended automatically for an additional one (1) year term (each, an "Additional Term" and, together with the Initial Term, the "Term") on the last day of the Initial Term or each Additional Term hereof unless either party hereto gives written notice to the other party not to so extend no later than 90 days prior to the expiration of the Initial Term or any subsequent Additional Term, as the case may be, in which case no further extension shall occur and the Term shall end at the expiration of the Initial Term or the Additional Term during which such notice not to so extend was given. Notwithstanding any notice by the Company not to extend, the Term shall not expire prior to the first (1st) anniversary of the occurrence of a Change of Control.

3.Employment and Duties.

(a)Termination of Prior Agreements. In consideration of Employee’s compensation as described in this Agreement, Seacoast and Employee agree that any prior oral or written agreements as to the subject matter herein are terminated as of the Effective Date, and that no additional payments are due under any prior agreement. Nothing in this Agreement affects or diminishes any equity award or deferred compensation held by the Employee, which remain subject to terms of the grant documents and the applicable plans under which such equity awards were granted, or such compensation was deferred.

(b)General. As of the Effective Date, the Bank shall continue to employ Employee as its Chief Banking Officer. Employee shall perform such duties and responsibilities and maintain such authority as is consistent with that title and status, as determined by the CEO in his sole discretion. Such duties and responsibilities shall be carried out in a manner consistent with applicable regulatory requirements and sound business practices.

(c)Services. Employee shall perform Employee’s duties faithfully and shall devote Employee’s full business time, attention and energies to the business of Seacoast, and, while employed by Seacoast, Employee shall not engage in any other business activity that is in conflict with Employee’s duties and obligations to Seacoast.

(d)Outside Enterprises. While employed by Seacoast, Employee shall not, directly or indirectly, render services to any other person or organization for compensation, without the prior written approval of the CEO.

4.Compensation and Other Benefits. As compensation for services rendered during the Term, Seacoast shall pay and provide the Employee with the following:

(a)Salary. During the Term, Seacoast shall pay the Employee a base salary (the “Salary”) at the rate of $384,000 per year, payable to the Employee in accordance with the normal payroll practices of Seacoast as are in effect from time to time, and subject to all withholdings required by law and Seacoast policy. The amount of the Employee’s Salary shall be reviewed annually by the CEO, and, in the sole discretion of the CEO, may be increased, but not decreased, during the Term, unless Seacoast faces exigent financial conditions, in which case Employee’s Salary may be reduced pari passu with the other senior leaders of Seacoast.

(b)Incentive Awards. During the Term, the Employee shall be eligible to participate in Seacoast’s annual incentive program. Nothing herein requires the Board to make or authorize incentive awards in any year, and nothing herein guarantees an incentive award to Employee.

(c)Equity Awards. During the Term, the Employee shall be eligible to receive awards under Seacoast’s 2013 Incentive Plan or a successor plan. Nothing herein requires the Board to make grants of such awards in any year, and nothing herein guarantees an equity award to Employee.

(d)Expenses. Seacoast shall reimburse the Employee for all reasonable out-of-pocket expenses incurred by the Employee in connection with Employee’s employment upon submission of appropriate documentation or receipts in accordance with the policies and procedures of Seacoast as in effect from time to time.

(e)Benefit Plans. During the Term, the Employee shall be eligible to participate in all benefit plans and programs maintained by Seacoast and available to senior Employees of Seacoast generally in accordance with the terms and conditions of such plans as in effect from time to time; provided that nothing herein shall limit the ability of Seacoast to amend, modify or terminate any such benefit plans, policies or programs at any time and from time to time.

5.Definitions. As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

(a)"Cause" shall mean:

(i)the failure of Employee to perform Employee's duties with Seacoast, other than any such failure resulting from Disability, or to follow the directives of the Seacoast CEO or any executive of Seacoast more senior than Employee in the organizational chain-of-command, following written notice from the Chief Executive Officer of Seacoast specifying such failure, which breach is not cured (if curable) by Employee within 30 days following Employee's receipt of written notice thereof;

(ii)Employee's misconduct or gross negligence (including, but not limited to, a material violation of Seacoast's written corporate governance and ethics guidelines and codes of conduct) in connection with Seacoast's business or relating to Employee's job duties;

(iii)an act by Employee which constitutes a material breach of Employee's fiduciary duty to Seacoast;

(iv)Employee's habitual abuse of alcohol or Employee’s use of illegal narcotics;

(v)Employee's conviction of, or pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude;

(vi)Employee's theft, embezzlement or act of comparable dishonesty against Seacoast;

(vii)a material breach by Employee of this Agreement, which breach is not cured (if curable) by Employee within 30 days following Employee's receipt of written notice thereof; or

(viii)conduct by Employee that results in the permanent removal of Employee from Employee's position as an officer or employee of Seacoast or the Bank pursuant to a written order by any banking regulatory agency with authority or jurisdiction over the Seacoast or the Bank, as the case may be.

(b)    "Change of Control" shall mean the occurrence of a change in the ownership of the Corporation (as defined in Treas. Reg. §1.409A-3(i)(5)(v)), a change in effective control of the Corporation (as defined in Treas. Reg. §1.409A-3(i)(5)(vi)), or a change in the ownership of a substantial portion of the assets of the Corporation (as defined in Treas. Reg. §1.409A-3(i)(5)(vii)).

(c)"Code" shall mean the Internal Revenue Code of 1986, as amended.

(d)"Disability" shall mean the inability of Employee to perform Employee's duties with Seacoast on a full-time basis for 180 days in any one-year period as a result of incapacity due to mental or physical illness or injury.

(e)"Good Reason" shall mean: (i) a material reduction in the aggregate amount of Employee's base salary (other than a pari passu reduction as discussed in Section 4(a) above); (ii) a change in the geographic location of the primary office at which Employee must regularly perform the services to be performed by Employee pursuant to this Agreement to which Employee objects and that adds more than 100 miles to Employee’s daily commute; and (iii) any other action or inaction that constitutes a material breach by Seacoast of this Agreement; provided, however, that Employee must provide notice to Seacoast of any condition or occurrence Employee contends amounts to “Good Reason” within 90 days after the initial existence of the condition or occurrence, and Seacoast must have a period of 30 days to remedy or cure the claimed “Good Reason.” If and only if the “Good Reason” is not remedied within such 30-day period, then Employee must provide a written Notice of Termination specifying the alleged “Good Reason” within 30 days after the end of Seacoast's remedy/cure period to qualify for a Good Reason departure.

(f)"Notice of Termination" shall mean a written notice that (i) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated and (ii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall be not more than 30 days after the giving of such notice, except as otherwise provided herein).

(g)"Section 409A" shall mean, collectively, Section 409A of the Code and the guidance and regulations issued thereunder.

(h)"Terminate" (and variations and derivatives thereof) shall mean, when used in connection with a cessation of employment, that Employee has incurred a separation from service (for whatever reason, and without regard to whether it was instigated by Seacoast or Employee) as defined in Section 409A.

(i)"Termination Date" shall mean (i) if Employee's employment is terminated by Seacoast for Cause or without Cause, the date of Employee's receipt of the Notice of Termination or a later date specified therein, as the case may be, (ii) if Employee's employment is terminated by Employee for Good Reason, the date of Seacoast's receipt of the Notice of Termination, (iii) if Employee's employment is terminated by Employee as a Voluntary Termination, the date of Seacoast's receipt of the Notice of Termination or a later date specified therein, as the case may be, (iv) if Employee's employment is terminated by reason of death, the Termination Date shall be the date of death of Employee, and (v) if Employee's employment is terminated by reason of Disability, the Termination Date shall be the 45th day after the date of Employee's receipt of the Notice of Termination, except that, in such case, such Notice of Termination will continue to be effective only if Employee shall not have returned to full-time performance of Employee's duties within the 30 days after its receipt.

(j)"Termination Without Cause" shall mean any termination of Employee's employment by Seacoast other than for Cause.

(k)"Voluntary Termination" shall mean any voluntary resignation or termination of Employee's employment by Employee other than for Good Reason.

6.Obligations of Seacoast Upon Termination (Other Than in Connection With a
Change of Control). The provisions of this Section 6 apply only to terminations that are not in connection with a Change of Control, and any Change of Control Termination (as defined below) shall instead by governed by Section 7 hereof.

(a)    Cause; Voluntary Termination. If, during the Term, Seacoast shall terminate Employee's employment for Cause or Employee shall terminate Employee's employment by a Voluntary Termination, then Employee shall be entitled to receive the following (collectively, the "Accrued Amounts"):

(i)any accrued but unpaid salary and accrued but unused vacation, which shall be paid on the pay date immediately following the Termination Date in accordance with Seacoast's customary payroll procedures;

(ii)reimbursement for unreimbursed business expenses properly incurred by Employee, which shall be subject to and paid in accordance with Seacoast's expense reimbursement policies, practices and procedures; and

(iii)such employee benefits, if any, as to which Employee may be entitled under any employee benefit plans, practices, policies or programs of Seacoast as of the Termination Date.

(b)    Termination Without Cause or for Good Reason. If, during the Term, Seacoast shall terminate Employee's employment without Cause or Employee shall terminate Employee's employment for Good Reason (in each case, other than pursuant to a Change of Control Termination), then Employee shall be entitled to receive the Accrued Amounts and, subject to Employee's (x) continuing compliance with the covenants contained in Section 10 hereof and (y) execution of a release of claims in favor of Seacoast, its subsidiaries and affiliates and their respective officers and directors in a form provided by Seacoast (the "Release"), and such Release becoming effective within 21 days following the Termination Date (such 21-day period, for purposes of this Section 4(b), the "Release Execution Period"), and (z) not revoking the Release, Employee shall be entitled to receive the following:

(i)One (1) year of Employee’s then-current base salary, to be paid in 24 equal installment payments after the Release is fully-executed, payable in accordance with Seacoast's normal semi-monthly payroll procedures; provided, however, that if the Release Execution Period begins in one taxable year and ends in another taxable year, then payments shall not commence until the beginning of the second taxable year; and

(ii)if Employee timely and properly elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), then Seacoast shall reimburse Employee for the monthly COBRA premium paid by Employee for Employee and Employee's dependents until the earliest of: (A) the 12-month anniversary of the Termination Date; (B) the date Employee is no longer eligible to receive COBRA continuation coverage; and (C) the date on which Employee becomes eligible to receive substantially similar coverage from another employer. Such reimbursement shall be paid to Employee on the 15th day of the month immediately following the month in which Employee timely remits the premium payment.

(c)    Death or Disability. If Employee's employment is terminated during the Term on account of Employee's death or Disability, then Employee (or Employee's estate or beneficiaries, as the case may be) shall be entitled to receive the following: (i) the Accrued Amounts; and (ii) a lump sum amount equal to the Pro-Rata Bonus, if any, that Employee would have earned for the fiscal year in which the Termination Date occurs based on the achievement of applicable performance goals for such year, which amount shall be paid in cash on the date that annual bonuses are paid to senior executives of Seacoast generally. Notwithstanding any other provision contained herein, all payments made in connection with Employee's Disability shall be provided in a manner that is consistent with federal and state law.

7.Termination In Connection With a Change of Control

(a)    Change of Control Termination. In the event that at the time of, or prior to the first (1st) anniversary of, a Change of Control, and during the Term, Seacoast terminates Employee's employment without Cause, or Employee terminates Employee's employment for Good Reason (each a "Change of Control Termination"), Employee shall be entitled to receive the payments and benefits specified in this Section 7.

(b)    Change of Control Payments and Benefits. Upon a Change of Control Termination, Employee shall be entitled to receive the Accrued Amounts and, subject to Employee's (x) compliance with the covenants contained in Section 10 hereof and (y) Employee's execution of a Release and such Release becoming effective within 21 days following the Termination Date (such 21-day period, for purposes of this Section 5(b), the "Release Execution Period"), Employee shall be entitled to receive the following payments or benefits:

(i)a lump sum amount equal to two (2) years of Employee’s then-current base salary, which amount shall be paid in cash after the Release is fully-executed and on or before the 60th day after the Termination Date; provided, however, that if the Release Execution Period begins in one taxable year and ends in another taxable year, then payment shall not be made until the beginning of the second taxable year;

(ii)a lump sum amount equal to two (2) times Executive’s “Cash Bonus” (as defined below), if any, that Employee would have earned for the fiscal year in which the Termination Date occurs based on the achievement of target performance goals for such year, which amount shall be paid in cash after the Release is fully-executed and on or before the 60th day after the Termination Date; provided, however, that if the Release Execution Period begins in one taxable year and ends in another taxable year, then payment shall not be made until the beginning of the second taxable year. For purposes of this Section, “Cash Bonus” shall mean the average of the annual incentive bonuses paid to Executive by Seacoast for the last two full fiscal years prior to the date of termination or resignation. For purposes of calculating the Cash Bonus, any portion of an annual incentive bonus earned but (x) deferred or (y) settled in stock or stock-based awards shall be considered to have been paid (A) for the year for which such annual performance bonus was earned and (B) in an amount equal to the amount Executive would have received if such portion had not been deferred or settled in stock or stock-based awards and instead had been paid in cash; and

(iii)if Employee timely and properly elects continuation coverage under COBRA, then Seacoast shall reimburse Employee for the monthly COBRA premium paid by Employee for Employee and Employee's dependents until the earliest of: (A) the 18-month anniversary of the Termination Date; (B) the date Employee is no longer eligible to receive COBRA continuation coverage; and (C) the date on which Employee becomes eligible to receive substantially similar coverage from another Seacoast. Such reimbursement shall be paid to Employee on the 15th day of the month immediately following the month in which Employee timely remits the premium payment.

This Agreement shall provide exclusive benefits to Employee related to a Change of Control transaction. Employee shall not be entitled to receive additional payments or benefits under any separate severance agreement, severance policy, or change of control agreement.

8.Non-Exclusivity of Rights. Except as stated in the prior section, nothing in this Agreement shall prevent or limit Employee's continuing or future participation in any plan, program, policy or practice provided by Seacoast (other than a separate severance benefit plan) and for which Employee may qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have under any contract or agreement with Seacoast, except as expressly provided otherwise in this Agreement. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with Seacoast (other than a separate severance benefit plan) at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program or such contract or agreement, except as expressly modified by this Agreement. For avoidance of doubt, the parties agree that this Agreement sets forth the exclusive severance benefits to which Employee may be eligible during Employee’s employment with Seacoast.

9.Code Section 280G.

(a)Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Corporation to or for the benefit of Employee (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then, prior to the making of any Payments to Employee, a calculation shall be made comparing (i) the net after-tax benefit to Employee of the Payments after payment by Employee of the Excise Tax, to (ii) the net after-tax benefit to Employee if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in Section 9(b) below). For purposes of this Section, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 9, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b)All determinations required to be made under this Section, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Corporation and Employee (the “Determination Firm”) which shall provide detailed supporting calculations both to the Corporation and Employee within 15 business days of the receipt of notice from Employee that a Payment is due to be made, or such earlier time as is requested by the Corporation. All fees and expenses of the Determination Firm shall be borne solely by the Corporation. Any determination by the Determination Firm shall be binding upon the Corporation and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section (“Underpayment”), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of Employee together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

10.Restrictive Covenants.

(a)    Employee Acknowledgements. Employee acknowledges that Seacoast has several legitimate business interests as defined in Section 542.335, Florida Statutes, to justify the covenants set forth in this Section 8. Employee further acknowledges that Employee's services are of a special, unique and extraordinary character and that Employee's position with Seacoast will place Employee in a position of confidence and trust with customers, clients and employees of Seacoast and its subsidiaries and affiliates and with Seacoast's other constituencies and will allow Employee access to Trade Secrets and Confidential Information (each as defined below) concerning Seacoast and its subsidiaries and affiliates. Employee further acknowledges that the types and periods of restrictions imposed by the covenants in this Section 10 are fair and reasonable and that such restrictions will not prevent Employee from earning a livelihood.

(b)    Restrictive Covenants. Having acknowledged the foregoing, Employee covenants and agrees with Seacoast as follows:

(i)Nondisclosure. While Employee is employed by Seacoast and continuing thereafter, Employee shall not disclose or use any Confidential Information or Trade Secret for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose other than as may be necessary and appropriate in the ordinary course of performing Employee's duties to Seacoast. Without limiting the generality of the prior sentence, Employee may not use any Confidential Information or Trade Secrets of Seacoast to compete against Seacoast or to work on behalf of another bank or employer. Notwithstanding the foregoing, this Section 10(b) does not prohibit or restrict Employee (or Employee's attorney) from responding to any inquiry by any federal regulatory agency of the United States Government or any other governmental entity of the State of Florida.

(ii)Customer Nonsolicitation. While Employee is employed by Seacoast, and continuing through the period ending on the second (2nd) anniversary of the date of Employee's termination or resignation, Employee shall not (except on behalf of or with the prior written consent of Seacoast), on Employee's own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of Seacoast or its subsidiaries or affiliates with whom Employee had Material Contact (as defined below) during Employee's employment, for the purpose of providing products or services that are Competitive (as defined below) with those offered or provided by Seacoast or its subsidiaries or affiliates (or, in the event of Employee's termination, Competitive with those offered or provided by Seacoast or its subsidiaries or affiliates within the two (2) years immediately preceding the Termination Date).

(iii)Noncompetition. While Employee is employed by Seacoast, and continuing through the period ending on the first (1st) anniversary of the date of Employee's termination or resignation during the Term, Employee shall not (except on behalf of Seacoast or with the prior written consent of Seacoast’s CEO), either directly or indirectly, on Employee's own behalf or in the service or on behalf of others, within the Restricted Territory (as defined below), be employed by or provide services to a competitor in (a) an executive or director position, or (b) any other position that relates in any way to the services that Employee has provided to Seacoast under this Agreement.

Employee understands and agrees that this noncompetition prohibition applies without regard to whether Employee receives compensation for the services provided to a competitor.

(iv)Employee Nonsolicitation. While Employee is employed by Seacoast, and continuing through the period ending on the second (2nd) anniversary of the date of Employee's termination or resignation during the Term, Employee shall not (except on behalf of or with the prior written consent of Seacoast), on Employee's own behalf or in the service or on behalf of others, directly or indirectly by assisting others, solicit or encourage any employee of Seacoast or its subsidiaries or affiliates (a) to resign from employment or cease working for Seacoast, or (b) to accept employment with another company.

(v)Return of Documents. Upon Employee's termination or resignation, Employee will turn over promptly thereafter to Seacoast all physical items, electronic files, and other property belonging to Seacoast, including, without limitation, all business correspondence, letters, papers, reports, customer and client lists, financial statements, credit reports or other Confidential Information, data or documents of Seacoast, in the possession or control of Employee, all of which are and will continue to be the sole and exclusive property of Seacoast.

(c)    Definitions. For purposes of this Section 8, the following terms shall be defined as set forth below:

(i)"Competitive," with respect to particular products or services, shall mean products or services that are the same as or similar to the banking products or services offered by Seacoast and its subsidiaries and affiliates; the parties acknowledge and agree that those competitive products and services include but are not limited to commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, commercial or consumer mortgage loans, and commercial or consumer home equity lines of credit.

(ii)"Confidential Information" shall mean data and information: (A) relating to the business of Seacoast and its subsidiaries and affiliates, regardless of whether the data or information constitutes a Trade Secret; (B) disclosed to Employee or of which Employee becomes aware as a consequence of Employee's relationship with Seacoast; (C) having value to Seacoast; and (D) not generally known to competitors of Seacoast. Confidential Information shall include, without limitation, Trade Secrets, methods of operation, names of customers, names and performance data regarding Seacoast employees, customer financial and banking information, price lists, financial information and projections, personnel data and similar information; provided, however, that such term shall not mean data or information that (x) has been voluntarily disclosed to the public by Seacoast, except where such public disclosure has been made by Employee without authorization from Seacoast, (y) has been independently developed and disclosed by others or (z) has otherwise entered the public domain through lawful means.

(iii)Employee shall be deemed to have had "Material Contact" with any customer, or prospective customer, of Seacoast or its subsidiaries or affiliates: (A) with whom or which Employee dealt on behalf of Seacoast or its subsidiaries or affiliates; (B) whose dealings with Seacoast or its subsidiaries or affiliates were coordinated or supervised by Employee; (C) about whom Employee obtained Confidential Information in the ordinary course of business as a result of Employee's association with Seacoast; or (D) who receives products or services as authorized by Seacoast or its subsidiaries or affiliates, the sale or provision of which results or resulted in compensation, commissions or earnings for Employee within the two (2) years immediately preceding the Termination Date.

(iv)"Restricted Territory" shall mean (a) any county in which Seacoast conducts business, and/or (b) any county in which Seacoast conducted business within the last 12 months of Employee’s employment with Seacoast.

(v)"Trade Secret" shall mean information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers, clients or suppliers, that is not commonly known by or available to the public and which information (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(d)    Equitable Remedies. Employee acknowledges that irreparable loss and injury would result to Seacoast upon the breach of any of the covenants contained in this Section 8 and that damages arising out of such breach would be difficult to ascertain. Employee hereby agrees that, in addition to all other remedies provided at law or in equity, Seacoast may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Employee of any covenant contained in this Section 10.

11.Employee's Representations. Employee hereby represents to Seacoast that the execution and delivery of this Agreement by Employee and Seacoast and the performance by Employee of Employee's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Employee is a party or otherwise bound. Employee represents and warrants that Employee is not subject to any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or any other obligation to any former Seacoast or to any other person or entity that conflicts in any way with Employee's ability to be employed by or perform services for Seacoast.

12.Section 409A.

(a)General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither Seacoast nor any of its directors, officers, employees or advisers (other than the Employee, in Employee’s capacity as the taxpayer) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A of the Code.

(b)Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a Change of Control or Employee’s disability or termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Employee, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change of Control, disability or termination of employment, as the case may be, meet any description or definition of “change of control event,” “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a Change of Control, disability or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “change in control event,” “disability” or “separation from service,” as the case may be, or such later date as may be required by Section 12(c) below. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(c)Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Employee’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Corporation under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Employee’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Employee’s separation from service (or, if Employee dies during such period, within 30 days after Employee’s death) (in either case, the “Required Delay Period”); and

(ii)the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Section 409A of the Code and the final regulations thereunder; provided, however, that the Corporation’s Specified Employees and its application of the six-month delay rule of Section 409A(a)(2)(B)(i) of the Code shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Corporation, including this Agreement.

(d)Treatment of Installment Payments. Each payment of termination benefits under this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(e)Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Employee’s execution of a separation agreement including a release of claims, such separation agreement including the release must be executed and all revocation periods shall have expired within 60 days after the date of termination or resignation; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to Section 12(c) above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the date of termination or resignation provided such separation agreement including the release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Corporation may elect to make or commence payment at any time during such 60-day period.

(f)Timing of Reimbursements and In-kind Benefits. If Employee is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Employee’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Employee’s rights to payment or reimbursement of expenses pursuant to this Agreement shall expire at the end of two years after the end of the Term, and Employee’s rights to payment or reimbursement of expenses pursuant to this Agreement shall expire at the end of 15 years after the end of the Term. No right of Employee to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

(g)Permitted Acceleration. The Corporation shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Employee of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

13.Assignment and Successors.

(a)    Employee. This Agreement is personal to Employee and without the prior written consent of Seacoast shall not be assignable by Employee. This Agreement shall inure to the benefit of and be enforceable by Employee's legal representatives.

(b)    Seacoast. This Agreement shall inure to the benefit of and be binding upon Seacoast and its successors and assigns.
14.Miscellaneous.

(a)Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)Modification of Covenants; Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, including, in each case and without limitation, the time, geographic or other limitations set forth in Section 8 hereof, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

(c)Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Seacoast and Employee with respect to the subject matter hereof and from and after the Effective Date supersedes and invalidates all previous employment and severance agreements with Employee. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

(d)Withholdings. Notwithstanding any other provision of this Agreement, Seacoast shall withhold from any amounts payable or benefits provided under this Agreement any federal, state and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)    Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any bonus, incentive-based, equity-based or other similar compensation paid to Employee pursuant to this Agreement or any other agreement or arrangement with Seacoast which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by Seacoast pursuant to any such law, government regulation or stock exchange listing requirement).

(g)    Governing Law; Forum for Disputes. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles. Any and all disputes arising out of or relating to this Agreement shall be brought and exclusively maintained in the 19th Circuit in and for Martin County, Florida, Stuart Division. With respect to any such court action, Employee hereby (i) irrevocably submits to personal jurisdiction in Florida; (ii) consents to service of process; (iii) consents to venue in Martin County; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue in Martin County courts. Both parties hereto further agree that Martin County is a convenient forum for any dispute that may arise herefrom, and further agree that neither party shall raise as a defense that the courts of Martin County are not convenient forums.

(h)    Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, by nationally recognized overnight courier service or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, when delivered by nationally recognized overnight courier service or, if mailed, five days after the date of deposit in the United States mail, as follows: (i) if to Seacoast: 815 South Colorado Avenue, Stuart, Florida 34994 Attention: Chief Executive Officer; and (ii) if to Employee: at the most recent address on file for Employee with Seacoast. Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(i)Amendments. Except as otherwise provided in Section 14(b) hereof, this Agreement may be amended or modified only by a writing signed by all parties hereto that makes specific reference to this Agreement.

(j)Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Executive Employment Agreement as of the date first above written.

SEACOAST

By:     /s/ Charles M. Shaffer

Name:    Charles M. Shaffer

Title: President & Chief Executive Officer

EMPLOYEE

By:     /s/ Juliette P. Kleffel

Title:    EVP, Chief Banking Officer

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